BayCorp Holdings, Ltd.
                  1 New Hampshire Avenue, Suite 125
                   Portsmouth, New Hampshire 03801
              Phone (603) 766-4990  Fax (603) 766-4991

        BayCorp Reports Fourth Quarter 2003 Operating Results

     February 3, 2004 --- BayCorp Holdings, Ltd. ("BayCorp") (AMEX:
MWH) announced today its operating results for the fourth quarter ended December 31, 2003. BayCorp reported a net loss of $1,505,000, or approximately $2.33 per share, for the fourth quarter of 2003 as compared to net income of $52,121,000, or approximately $6.21 per share, for the fourth quarter of 2002.

     The decrease in earnings in the fourth quarter of 2003 as compared to the fourth quarter of 2002 was primarily attributable to the gain on sale of the Company's Seabrook Nuclear Power Plant ("Seabrook") asset realized in the fourth quarter of 2002. On November 1, 2002, BayCorp sold its ownership interest in Seabrook. Under the purchase and sale agreement and BayCorp's agreement with Northeast Utilities, BayCorp received approximately $113 million for its 15% ownership interest in the Seabrook plant, nuclear fuel and inventory and recognized a gain of approximately $60 million in the fourth quarter of 2002. As of December 31, 2003, the Company's principal operating assets were a long-term power sales contract for
9.06 megawatts and an investment in HoustonStreet Exchange, Inc.

     Operating revenues for the fourth quarter of 2003 were approximately $1,007,000, all of which were from the long-term power sales contract. Operating revenues for the fourth quarter of 2002 were primarily from the sale of the Company's share of Seabrook generation and were approximately $7,735,000. In the fourth quarter of 2003, the Company recorded a net unrealized loss on the mark-to-market of firm forward power contracts and continued to amortize a deferred gain on its long-term power contract for a total net loss of approximately $1,201,000. The Company recorded an unrealized gain on the mark-to-market of firm forward power contracts of approximately $115,000 in the fourth quarter of 2002. The Company received approximately $344,000 in the fourth quarter of 2003 from the sale of the undisputed portion of its claim against Enron Power Marketing, Inc. ("Enron") and reduced operating expenses in the fourth quarter of 2003 accordingly. The company had recorded an expense in 2001 to establish a reserve for doubtful accounts due to the uncertainty of
collecting any amounts from Enron.   The Company continues to own the
unscheduled portion of its claim against Enron, with a face value of approximately $180,000. Also in the fourth quarter of 2003, the Company recorded operating expenses of approximately $275,000 as an estimate of additional expenses related to the Seabrook sale.

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     For the twelve months ended December 31, 2003, BayCorp reported a net loss of $4,168,000, or approximately $1.72 per share, compared to net income of $58,873,000, or approximately $7.02 per share, for the twelve months ended December 31, 2002. The decrease in earnings for the twelve months ended December 31, 2003 as compared to the same period ended December 31, 2002 was primarily due to the gain on the sale of the Company's Seabrook asset in 2002.

     Operating revenues for the twelve months of 2003 were approximately $4,001,000 from the Company's long-term power sales contract. Operating revenues for the twelve months of 2002 were primarily from the sale of the Company's share of Seabrook generation and were approximately $48,788,000. Other income for the twelve months of 2003 was approximately $779,000 and included a NEIL distribution of approximately $275,000 representing BayCorp's share of distributions under mutual insurance company policies associated with the Seabrook Plant and approximately $503,000 in interest income. Other Income for the twelve months of 2002 included approximately $59,774,000 from the sale by BayCorp of its ownership interest in Seabrook.

About BayCorp
     BayCorp Holdings, Ltd. is an unregulated holding company incorporated in Delaware. BayCorp currently owns three subsidiaries including Great Bay Power Marketing, Inc., which purchases and markets power on the open market, BayCorp Ventures, LLC, which serves as a vehicle for the Company's investments and Great Bay Hydro Corporation, which was formed for the purpose of acquiring the generating facilities in Vermont owned by the Vermont Electric Division of Citizens Communications Company. HoustonStreet Exchange, Inc., an equity investment of BayCorp, operates HoustonStreet.com, an independent internet-based crude oil and refined products trading exchange. Prior to the November 1, 2002 sale to FPL Energy of substantially all of the assets of its electric generating subsidiaries, BayCorp's wholly owned subsidiaries, Great Bay Power Corporation and Little Bay Power Corporation, were electric generating companies whose principal assets consisted of joint ownership in the Seabrook Nuclear Power Plant in Seabrook, New Hampshire. Both companies have been dissolved.

Forward Looking Statements
Any statements contained in this release regarding the Company's goals, strategies, and expectations are "forward-looking statements." No assurances can be given that the results in any forward-looking statements will be achieved and actual results could differ materially. Please review reports filed by BayCorp with the Securities and Exchange Commission for information and factors that could affect the Company's business.

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                             BAYCORP HOLDINGS, LTD.
                               STATEMENT OF INCOME
                                    (AUDITED)
            (Dollars in thousands, except shares and per share data)

                                                 Three Months              Twelve Months
                                              Ended December 31,         Ended December 31,
                                                2003         2002            2003       2002

Operating Revenues                              $1,007        $7,735        $4,001      $48,788

Operating Expenses                               1,334        12,718         7,022       47,442
                                             ---------     ---------     ---------    ---------

Operating Income (Loss) Before Mark to
Market of Firm Energy Contracts                  (327)       (4,983)       (3,021)        1,346

Unrealized Loss (Gain) on Firm Energy
Contracts                                        1,201         (115)         1,926        (115)
                                             ---------     ---------     ---------    ---------

Operating Income (Loss)                        (1,528)       (4,868)       (4,947)        1,461

Total Other Income                                  23        60,189           779       60,612

Income Taxes                                         0       (3,200)             0      (3,200)
                                             ---------     ---------     ---------    ---------

Net Income (Loss)                             ($1,505)       $52,121      ($4,168)      $58,873
                                             =========     =========     =========    =========

Weighted Average Shares Outstanding -
Basic                                          645,144     8,390,299     2,421,123    8,387,767

Weighted Average Shares Outstanding -
Diluted                                        645,144     8,771,949     2,421,123    8,671,328

Basic Net Income (Loss) Per Share              ($2.33)         $6.21       ($1.72)        $7.02

Diluted Net Income (Loss) Per Share            ($2.33)         $5.94       ($1.72)        $6.79


        As of December 31, 2003, there were 641,937 shares of common stock outstanding.

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